Exhibit 99.1

Offering Memorandum Excerpts

Harrah’s St. Louis Disposition

On May 7, 2012, CEC entered into an Equity Interest Purchase Agreement (the “Purchase Agreement”) with Penn National Gaming, Inc. (“Buyer”), CEOC, Harrah’s Maryland Heights Operating Company (“HMHO”), Players Maryland Heights Nevada, LLC (together with CEOC and HMHO, the “Selling Subsidiaries”) and Harrah’s Maryland Heights, LLC, owner of the Harrah’s St. Louis casino (“HMH”). Each of the Selling Subsidiaries and HMH are wholly-owned subsidiaries of CEC.

Upon the terms and subject to the conditions set forth in the Purchase Agreement, the Buyer will purchase from the Selling Subsidiaries all of the equity interests of HMH for a purchase price of $610.0 million. The transactions contemplated by the Purchase Agreement are subject to customary closing conditions, including the receipt of regulatory approvals. The transactions are expected to close in the second half of 2012. We expect to use the net proceeds from the sale to fund CEOC capital expenditures or to repurchase certain outstanding debt obligations of CEOC. We refer to these transactions as the “Harrah’s St. Louis Disposition.”

The footnotes in the sections entitled “—Summary Historical Consolidated Financial Data of Caesars Entertainment Corporation” and “—Summary Historical Condensed Consolidated Financial Data of Caesars Entertainment Operating Company, Inc.” included herein contain summary recasted information to reflect the pending sale of Harrah’s St. Louis.

Summary Historical Consolidated Financial Data of

Caesars Entertainment Corporation

The following table presents CEC’s summary historical consolidated financial data for the periods presented. The summary historical consolidated financial data for the years ended December 31, 2009, 2010 and 2011 are derived from and should be read in conjunction with CEC’s audited consolidated financial statements incorporated by reference herein. The summary historical consolidated financial data for the six month periods ended June 30, 2011 and 2012 are derived from and should be read in conjunction with CEC’s unaudited consolidated condensed financial statements incorporated by reference herein. Except as otherwise described herein, CEC’s unaudited consolidated condensed financial statements have been prepared on a basis consistent with CEC’s annual audited financial statements and, in the opinion of management, include all adjustments, consisting of normal recurring accruals, considered necessary for a fair presentation of such data.

	Year ended December 31, 2009(1)		Year ended December 31, 2010(1)	Year ended December 31, 2011(1)	Six months ended June 30, 2011(2)	Six months ended June 30, 2012(2)
					(Unaudited)	(Unaudited)
	(dollars in millions)
Income Statement Data
Revenues
Casino	$7,124.3		$6,917.9	$6,637.1	$3,217.0	$3,178.4
Food and beverage	1,479.3		1,510.6	1,534.4	748.2	768.7
Rooms	1,068.9		1,132.3	1,208.2	594.9	620.2
Management fees	56.6		39.1	35.8	18.0	21.9
Other	592.4		576.3	682.5	306.3	399.9
Less: casino promotional allowances	(1,414.1)		(1,357.6)	(1,263.5)	(606.6)	(615.0)

Net revenues	8,907.4		8,818.6	8,834.5	4,277.8	4,374.1

Operating Expenses
Direct
Casino	3,925.5		3,948.9	3,746.5	1,807.9	1,824.3
Food and beverage	596.0		621.3	665.7	322.6	332.9
Rooms	213.5		259.4	287.1	141.7	155.8
Property, general, administrative and other	2,018.8		2,061.7	2,118.5	1,027.5	1,034.7
Depreciation and amortization	683.9		735.5	712.5	341.7	364.6
Write-downs, reserves, and project opening costs, net of recoveries	52.2		149.7	96.0	47.7	30.6
Intangible and tangible asset impairment charges	1,697.3		193.0	11.0	—	301.5
Loss on interests in non-consolidated affiliates	2.2		1.5	7.9	3.0	10.3
Corporate expense	150.7		140.9	152.8	78.6	93.5
Acquisition and integration costs	0.3		13.6	4.3	2.3	1.2
Amortization of intangible assets	174.8		160.8	156.7	78.6	86.4

Total operating expenses	9,515.2		8,286.3	7,959.0	3,851.6	4,235.8

(Loss)/income from operations	(607.8)		532.3	875.5	426.2	138.3
Interest expense, net of interest capitalized	(1,892.5)		(1,981.6)	(2,122.3)	(998.0)	(1,058.5)
Gains on early extinguishments of debt	4,965.5		115.6	47.9	47.9	79.5
Other income, including interest income	33.0		41.7	25.3	8.5	14.7

Income/(loss) from continuing operations before income taxes	2,498.2		(1,292.0)	(1,173.6)	(515.4)	(826.0)
(Provision)/benefit for income taxes	(1,651.8)		468.7	506.9	193.5	277.4

Income/(loss) from continuing operations, net of income taxes	846.4		(823.3)	(666.7)	(321.9)	(548.6)
Discontinued operations
Income from discontinued operations					39.5	41.9
Provision for income taxes					(15.5)	(16.2)

Income from discontinued operations, net of income taxes					24.0	25.7

Net income/(loss)	846.4		(823.3)	(666.7)	(297.9)	(522.9)
Less: net (income)/loss attributable to non-controlling interests	(18.8)		(7.8)	(20.9)	(5.0)	0.6

Net income/(loss) attributable to Caesars	$827.6		$(831.1)	$(687.6)	$(302.9)	$(522.3)

Other Financial Data (Unaudited)
Capital expenditures, net of changes in construction payables	$464.5		$160.7	$283.2	$89.7	$192.2
Ratio of earnings to fixed charges(3)	2.3	x	—	—	—	—

(1)	Amounts presented for the years ended December 31, 2009, 2010 and 2011 have not been restated to give effect to the Harrah’s St. Louis Disposition. The table below recasts certain amounts in Caesars Entertainment Corporation’s consolidated statements of comprehensive loss and consolidated statements of cash flows for the years ended December 31, 2009, 2010 and 2011 to reflect the results of Harrah’s St. Louis as discontinued operations, and consolidated balance sheets as of December 31, 2010 and 2011 to reflect the assets and liabilities included in the purchase agreement as held for sale. See “—Recent Developments—Harrah’s St. Louis Disposition.”

	2009		2010		2011
	As Reported	As Recast	As Reported	As Recast	As Reported	As Recast
		(Unaudited)		(Unaudited)		(Unaudited)
	(in millions, except per share data)
Net revenues	$8,907.4	$8,624.4	$8,818.6	$8,556.2	$8,834.5	$8,576.8
Income/(loss) from continuing operations, net of income taxes	846.4	794.9	(823.3)	(863.1)	(666.7)	(712.5)
Income from discontinued operations, net of income taxes	—	51.5	—	39.8	—	45.8

Net income/(loss)	846.4	846.4	(823.3)	(823.3)	(666.7)	(666.7)

Earnings/(loss) per share—basic:
Earnings/(loss) per share from continuing operations	6.67	5.94	(8.37)	(8.77)	(5.50)	(5.86)
Earnings per share from discontinued operations	—	0.73	—	0.40	—	0.36

Earnings/(loss) per share—basic	6.67	6.67	(8.37)	(8.37)	(5.50)	(5.50)

Earnings/(loss) per share—diluted:
Earnings/(loss) per share from continuing operations	3.95	3.70	(8.37)	(8.77)	(5.50)	(5.86)
Earnings per share from discontinued operations	—	0.25	—	0.40	—	0.36

Earnings/(loss) per share—diluted	3.95	3.95	(8.37)	(8.37)	(5.50)	(5.50)

Assets held for sale—current			—	14.6	—	11.6
Assets held for sale—non-current			—	609.3	—	593.4
Liabilities held for sale—current			—	13.2	—	10.1

Cash flows provided by operating activities	220.2	148.0	170.8	104.7	123.1	59.8
Cash flows used in investing activities	(523.3)	(518.1)	(287.9)	(286.2)	(1,017.0)	(1,011.8)
Cash flows from discontinued operations
Cash flows provided by operating activities	—	72.2	—	66.1	—	63.3
Cash flows used in investing activities	—	(5.2)	—	(1.7)	—	(5.2)

(2)	Amounts presented for the six months ended June 30, 2011 and 2012 reflect the results of Harrah’s St. Louis as discontinued operations. See “—Recent Developments—Harrah’s St. Louis Disposition.”
(3)	For purposes of computing the ratio of earnings to fixed charges, earnings consist of income before income taxes plus fixed charges and minority interests, excluding equity in undistributed earnings of less-than-50%-owned investments. Fixed charges include interest, amortization of debt expense, discount or premium related to indebtedness and such portion of rental expense we deem to be representative of interest. The method for calculating fixed charges for purposes of the ratio disclosed herein may differ from the method of calculating fixed charges under CEOC’s debt agreements. Our earnings were insufficient to cover our fixed charges by $1,280.9 million, $1,175.8 million, $511.4 million and $826.5 million for the year ended December 31, 2010, the year ended December 31, 2011, the six months ended June 30, 2011 and the six months ended June 30, 2012, respectively.

Summary Historical Condensed Consolidated Financial Data of

Caesars Entertainment Operating Company, Inc.

The following table presents the historical condensed consolidated financial statements of CEOC and its consolidated subsidiaries for the years ended December 31, 2009, 2010 and 2011 and for the six month periods ended June 30, 2011 and 2012. CEOC does not report audited financial information on a stand-alone basis. Accordingly, the financial data presented herein for CEOC has been derived from CEC’s financial statements for the relevant periods, as adjusted to remove the historical financial information of all subsidiaries of and account balances at CEC that are not components of CEOC.

We believe that the summary historical condensed consolidated financial data for CEOC as the issuer of the First Lien Notes offered hereby provides a meaningful presentation for investors to consider given other operations and activities of Caesars that are not included in the credit of CEOC, including the separate real estate financing by other subsidiaries of CEC.

You should read this data in conjunction with CEC’s financial statements and the related notes incorporated by reference herein.

Year ended December 31, 2009(2)	Year ended December 31, 2010(2)	Year ended December 31, 2011(2)	Six months ended June 30, 2011(3)	Six months ended June 30, 2012(3)
(dollars in millions)
Income Statement Data(1)
Revenues
Casino	$5,757.6	$5,646.1	$5,408.1	$2,604.0	$2,565.5
Food and beverage	946.3	1,012.4	1,033.1	499.1	509.4
Rooms	636.7	704.8	754.8	368.1	389.3
Management fees	56.6	39.1	35.8	18.0	21.9
Other	443.2	438.9	478.7	237.8	243.4
Less: casino promotional allowances	(1,010.0)	(985.2)	(906.5)	(431.5)	(441.0)

Net revenues	6,830.4	6,856.1	6,804.0	3,295.5	3,288.5

Operating Expenses
Direct
Casino	3,267.2	3,289.8	3,102.5	1,493.5	1,503.0
Food and beverage	345.0	385.5	422.1	203.6	206.6
Rooms	118.2	154.7	171.3	85.0	92.7
Property, general, administrative and other	1,466.6	1,499.0	1,516.4	738.0	691.0
Depreciation and amortization	523.5	573.2	556.1	265.1	285.7
Write-downs, reserves, and project opening costs, net of recoveries	15.5	123.8	91.9	43.4	26.5
Intangible and tangible asset impairment charges	1,238.2	193.0	11.0	—	301.5
(Income)/loss on interests in non-consolidated affiliates	(0.4)	3.7	6.9	1.5	10.8
Corporate expense	110.7	107.5	120.9	63.7	76.8
Acquisition and integration costs	0.3	12.8	3.5	1.7	0.9
Amortization of intangible assets	115.2	101.3	97.1	48.6	51.3

Total operating expenses	7,200.0	6,444.3	6,099.7	2,944.1	3,246.8

(Loss)/income from operations	(369.6)	411.8	704.3	351.4	41.7
Interest expense, net of interest capitalized	(1,678.5)	(1,782.0)	(2,030.9)	(954.8)	(1,014.1)
Gains/(losses) on early extinguishments of debt	3,929.6	(4.7)	—	—	—
Other income, including interest income	32.0	40.9	24.1	8.4	14.4

Income/(loss) from continuing operations before income taxes	1,913.5	(1,334.0)	(1,302.5)	(595.0)	(958.0)
(Provision)/benefit for income taxes	(1,287.2)	490.9	533.5	223.5	325.7

Income/(loss) from continuing operations, net of income taxes	626.3	(843.1)	(769.0)	(371.5)	(632.3)
Discontinued operations
Income from discontinued operations	39.5	41.9
Provision for income taxes	(15.5)	(16.2)

Income from discontinued operations, net of income taxes	24.0	25.7

Net income/(loss)	626.3	(843.1)	(769.0)	(347.5)	(606.6)
Less: net income attributable to non-controlling interests	(13.5)	(8.0)	(10.4)	(5.2)	(1.0)

Net income/(loss) attributable to Caesars Entertainment Operating Company, Inc.	$612.8	$(851.1)	$(779.4)	$(352.7)	$(607.6)

Other Financial Data
Capital expenditures, net of changes in construction payables	$437.8	$135.4	$248.9	$76.6	$159.6
Property EBITDA(4)	1,633.4	1,527.1	1,591.7	824.0	843.6
Ratio of earnings to fixed charges(5)	2.1	x	—	—	—	—

Last twelve months ended June 30, 2012
(in millions)
LTM Adjusted EBITDA—Pro Forma(6)	$1,530.1

(1)

We operate businesses that have inherently low variable costs such that positive change in revenues should drive relatively large improvements in income from operations and EBITDA. A key determinant of hotel revenues is the average daily hotel rate, or ADR, that is charged. Increases in ADR would drive nearly a dollar for dollar improvement in income from operations and EBITDA and on CEOC’s room base of approximately 28,000 rooms, we anticipate that a $5 increase in ADR on an annual basis would equate to an improvement to annual income from operations and EBITDA of approximately $39 million. CEOC’s average system-wide ADR was $110 in 2007, compared to $100 during the last twelve months ended June 30, 2012. Likewise, we anticipate that a $5 improvement in spend per rated customer gaming trip would equate to an improvement to CEOC’s annual income from operations and EBITDA of approximately $80 million, and a $5 improvement per unrated customer gaming trip would equate to an improvement to CEOC’s annual income from operations and EBITDA of approximately $65 million. Average spending per rated customer gaming trip declined from $184 in 2007 to $154 during the last twelve months ended June 30, 2012. While we use 2007 as a measurement for our financial performance and the gaming industry in general, we may not attain those financial levels in the near term, or at all.
(2)	Amounts presented for the years ended December 31, 2009, 2010 and 2011 have not been restated to give effect to the Harrah’s St. Louis Disposition. The table below recasts certain amounts in CEOC’s consolidated condensed statements of operations and consolidated condensed statements of cash flows for the years ended December 31, 2009, 2010 and 2011 to reflect the results of Harrah’s St. Louis as discontinued operations, and consolidated condensed balance sheets as of December 31, 2010 and 2011 to reflect the assets and liabilities included in the purchase agreement as held for sale. See “—Recent Developments—Harrah’s St. Louis Disposition.”

	2009		2010		2011
	As Reported	As Recast	As Reported	As Recast	As Reported	As Recast
	(in millions)
Net revenues	$6,830.4	$6,547.4	$6,856.1	$6,593.7	$6,804.0	$6,546.3
Income/(loss) from continuing operations, net of income taxes	626.3	574.8	(843.1)	(882.9)	(769.0)	(814.8)
Income from discontinued operations, net of income taxes	—	51.5	—	39.8	—	45.8

Net income/(loss)	626.3	626.3	(843.1)	(843.1)	(769.0)	(769.0)

Assets held for sale—current			—	14.6	—	11.6
Assets held for sale—non-current			—	609.3	—	593.4
Liabilities held for sale—current			—	13.2	—	10.1

Cash flows used in operating activities	(98.3)	(170.5)	(207.9)	(274.0)	(235.7)	(299.0)
Cash flows used in investing activities	(496.6)	(491.4)	(257.4)	(255.7)	(768.2)	(763.0)
Cash flows from discontinued operations
Cash flows provided by operating activities	—	72.2	—	66.1	—	63.3
Cash flows used in investing activities	—	(5.2)	—	(1.7)	—	(5.2)

(3)	Amounts presented for the six months ended June 30, 2011 and 2012 reflect the results of Harrah’s St. Louis as discontinued operations. See “—Recent Developments—Harrah’s St. Louis Disposition.”
(4)	We present Property EBITDA as a supplemental measure of our performance. We define Property EBITDA as revenues less property operating expenses. Set forth below is a reconciliation of net income/(loss) attributable to CEOC, our most comparable measure in accordance with GAAP, to Property EBITDA. Property EBITDA is comprised of net income/(loss) attributable to CEOC before (i) interest expense, net of interest capitalized and interest income, (ii) (benefit)/provision for income taxes, (iii) depreciation and amortization, (iv) corporate expenses and (v) certain items that we do not consider indicative of our ongoing operating performance at an operating property level. In evaluating Property EBITDA, you should be aware that in the future we may incur expenses that are the same or similar to some of the adjustments in this presentation. Our presentation of Property EBITDA should not be construed as an inference that our future results will be unaffected by unusual or unexpected items.

Property EBITDA is a non-GAAP financial measure commonly used in our industry and should not be construed as an alternative to net income/(loss) as an indicator of operating performance or as an alternative to cash flow provided by operating activities as a measure of liquidity (as determined in accordance with GAAP). Property EBITDA, as calculated in this offering memorandum, may not be comparable to similarly titled measures reported by other companies within our industry. We have included Property EBITDA because our management uses Property EBITDA to measure performance and allocate resources, and we believe that Property EBITDA provides investors with additional information consistent with that used by our management.

(In millions)	Year Ended December 31, 2009	Year Ended December 31, 2010	Year ended December 31, 2011	Six months ended June 30, 2011	Six months ended June 30, 2012
Net income/(loss) attributable to CEOC	$612.8	$(851.1)	$(779.4)	$(352.7)	$(607.6)
Net income attributable to non-controlling interests	13.5	8.0	10.4	5.2	1.0

Net loss/(loss)	626.3	(843.1)	(769.0)	(347.5)	(606.6)
Income from discontinued operations, net of income taxes				(24.0)	(25.7)

Net income/(loss) from continuing operations, net of income taxes				(371.5)	(632.3)
Provision/(benefit) for income taxes	1,287.2	(490.9)	(533.5)	(223.5)	(325.7)

Income/(loss) from continuing operations before income taxes	1,913.5	(1,334.0)	(1,302.5)	(595.0)	(958.0)
Other income, including interest income	(32.0)	(40.9)	(24.1)	(8.4)	(14.4)
(Gains)/losses on early extinguishments of debt	(3,929.6)	4.7	—	—	—
Interest expense, net of interest capitalized	1,678.5	1,782.0	2,030.9	954.8	1,014.1

(Loss)/income from operations	(369.6)	411.8	704.3	351.4	41.7
Depreciation and amortization	523.5	573.2	556.1	265.1	285.7
Amortization of intangible assets	115.2	101.3	97.1	48.6	51.3
Intangible and tangible asset impairment charges	1,238.2	193.0	11.0	—	301.5
Write-downs, reserves, and project opening costs, net of recoveries	15.5	123.8	91.9	43.4	26.5
Acquisition and integration costs	0.3	12.8	3.5	1.7	0.9
(Income)/loss on interests in non-consolidated affiliates	(0.4)	3.7	6.9	1.5	10.8
Corporate expense	110.7	107.5	120.9	63.7	76.8
EBITDA attributable to Harrah’s St. Louis				48.6	48.4

Property EBITDA	$1,633.4	$1,527.1	$1,591.7	$824.0	$843.6

Property EBITDA has important limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. For example, Property EBITDA:

•	does not reflect any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future;

•	excludes tax payments that represent a reduction in cash available to us;

•	does not reflect our corporate expenses not specifically related to our properties, including, without limitation, management fees that may be paid to our sponsors;

•	does not reflect our capital expenditures, future requirements for capital expenditures or contractual commitments; and

•

does not reflect other amounts such as project opening costs and other items, acquisition and integration costs, and other types of costs that are excluded from management’s performance measurement of its properties.

(5)	For purposes of computing the pro forma ratio of earnings to fixed charges, earnings consist of income before income taxes plus fixed charges and minority interests, excluding equity in undistributed earnings of less-than-50%-owned investments. Fixed charges include interest, amortization of debt expense, discount or premium related to indebtedness and such portion of rental expense management deems to be representative of interest. The method for calculating fixed charges for purposes of the ratio disclosed herein may differ from the method of calculating fixed charges under CEOC’s debt agreements. For the year ended December 31, 2010, the year ended December 31, 2011, the six months ended June 30, 2011 and the six months ended June 30, 2012, our earnings were insufficient to cover our fixed charges by $1,322.1 million, $1,313.8 million, $591.2 million and $959.7 million, respectively.
(6)	LTM Adjusted EBITDA—Pro Forma is calculated in accordance with the indentures governing CEOC’s existing notes and the credit agreement governing CEOC’s senior secured credit facilities. LTM Adjusted EBITDA—Pro Forma is net income/(loss) attributable to CEOC adjusted for certain non-cash and other items that are included in net income (loss). We present LTM Adjusted EBITDA—Pro Forma as a supplemental measure of our performance and believe that LTM Adjusted EBITDA—Pro Forma provides investors with additional information and allows a better understanding of the results of operational activities separate from the financial impact of decisions made for the long-term benefit of our company. Our ability to engage in activities such as incurring additional indebtedness, making investments and paying dividends is tied to a fixed charge coverage ratio, a total first priority secured leverage ratio and a consolidated leverage ratio under the senior secured credit facilities based on LTM Adjusted EBITDA—Pro Forma for CEOC and its consolidated restricted subsidiaries. In addition, CEOC is required to maintain a senior secured leverage ratio under its credit agreement.

Accordingly, we believe it is useful to provide the calculation of LTM Adjusted EBITDA—Pro Forma for purposes of determining our ability to engage in these activities. We are in compliance with all the covenants under our various debt agreements. We also present

LTM Adjusted EBITDA—Pro Forma to provide investors with additional information regarding the pro forma impact of properties that are anticipated to be acquired or disposed and of yet-to-be realized savings from our cost savings initiatives.

LTM Adjusted EBITDA—Pro Forma is a non-GAAP financial measure and should not be construed as an alternative to net income/(loss) attributable to CEOC as an indicator of operating performance. LTM Adjusted EBITDA—Pro Forma is not comparable to similarly titled measures reported by other companies. We have included LTM Adjusted EBITDA—Pro Forma because we believe it provides management and investors with additional information to measure our performance and liquidity, consistent with the information also used by our management and certain of our lenders to measure our performance and liquidity.

LTM Adjusted EBITDA—Pro Forma has important limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. For example, LTM Adjusted EBITDA—Pro Forma:

•	does not reflect the significant interest expenses, or the cash requirements necessary to service interest or principal payments, on our debt;

•	does not reflect any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future;

•	excludes tax payments that represent a reduction in cash available to us;

•	does not reflect changes in, or cash requirements for, our working capital needs;

•	does not reflect our capital expenditures, future requirements for capital expenditures or contractual commitments; and

•	does not reflect management fees that may be paid to the Sponsors.

LTM Adjusted EBITDA—Pro Forma includes further adjustments for pro forma adjustments for yet-to-be realized cost savings. No assurance can be given that such cost savings will occur. See “Risk Factors—Risks Related to Our Business—We may not realize any or all of our projected cost savings, which would have the effect of reducing our LTM Adjusted EBITDA—Pro Forma, which would have a negative effect on our results of operations and negatively impact our covenant calculation and could have a negative effect on our securities.”

LTM Adjusted EBITDA—Pro Forma includes the results of Planet Hollywood and certain other subsidiary entities, which results would be excluded for purposes of calculating last twelve months’ adjusted EBITDA for CEOC under our debt agreements, as the entities owning those properties are neither obligors nor guarantors under our debt agreements.

Adjustments similar to the ones reflected in the calculation of LTM Adjusted EBITDA—Pro Forma have been recorded in earlier periods, and similar types of adjustments can reasonably be expected to be recorded in future periods. Our presentation of LTM Adjusted EBITDA—Pro Forma should not be construed as in inference that our future results will be unaffected by unusual or non-recurring items.

Using only the non-GAAP earnings measure would have material limitations because its calculation is based on the subjective determination of management regarding the nature and classification of events and circumstances that investors may find material. Management compensates for these limitations by using both GAAP and non-GAAP earnings measures reflected above to understand and analyze the results of the business. We believe investors find the non-GAAP information helpful in understanding the ongoing performance of operations separate from items that may have a disproportionate positive or negative impact on our financial results in any particular period.

Set forth below is a reconciliation of net income/(loss) attributable to CEOC, our most comparable measure in accordance with GAAP, to LTM Adjusted EBITDA—Pro Forma for the last twelve months ended June 30, 2012:

(In millions)	(1) Six months ended June 30, 2012	(2) Six months ended June 30, 2011	(3) Year ended December 31, 2011	(1)-(2)+(3) Last twelve months ended June 30, 2012
	(Unaudited)	(Unaudited)		(Unaudited)
Net loss attributable to CEOC	$(607.6)	$(352.7)	$(779.4)	$(1,034.3)
Interest expense, net of capitalized interest and interest income	1,001.2	946.4	2,007.5	2,062.3
Benefit for income taxes(a)	(309.5)	(208.0)	(533.5)	(635.0)
Depreciation and amortization(b)	349.8	328.7	665.3	686.4

EBITDA	433.9	714.4	1,359.9	1,079.4
Project opening costs, abandoned projects and development costs(c)	16.5	3.9	36.4	49.0
Acquisition and integration costs(d)	0.9	1.7	3.5	2.7
Net income attributable to non-controlling interests, net of (distributions)(e)	(1.8)	1.3	0.6	(2.5)
Impairment of intangible and tangible assets(f)	301.5	—	11.0	312.5
Non-cash expense for stock compensation benefits(g)	16.5	9.9	21.3	27.9
Adjustments for recoveries from insurance claims for flood losses(h)	(6.6)	14.0	6.6	(14.0)
Other items(i)	27.1	45.0	74.5	56.6

Adjusted EBITDA	$788.0	$790.2	$1,513.8	1,511.6

Pro forma adjustment for estimated cost savings yet to be realized(j)				103.0
Pro forma adjustment for discontinued operations(k)				(84.5)

LTM Adjusted EBITDA—Pro Forma				$1,530.1

(a)	Amounts include the provision for income taxes related to discontinued operations of $16.2 million, $15.5 million, and $29.5 million for the six months ended June 30, 2012 and 2011, and for the year ended December 31, 2011, respectively.
(b)	Amounts include depreciation and amortization related to discontinued operations of $6.5 million, $9.1 million, and $18.2 million for the six months ended June 30, 2012 and 2011, and for the year ended December 31, 2011, respectively.
(c)	Amounts represent pre-opening costs incurred in connection with new property openings and expansion projects at existing properties, as well as any non-cash write-offs of abandoned development projects.
(d)	Amounts include certain costs associated with development activities in Ohio, Massachusetts, and other markets which are infrequently occurring costs and associated with acquisition initiatives.
(e)	Amounts represent minority owners’ share of income/(loss) from CEOC’s majority-owned consolidated subsidiaries, net of cash distributions to minority owners, which is a non-cash item as it excludes any cash distributions.
(f)	Amounts represent non-cash charges to impair intangible and tangible assets primarily resulting from changes in the business outlook in light of economic conditions.
(g)	Amounts represent non-cash stock-based compensation expense related to stock options granted to CEOC’s employees.
(h)	Amounts represent adjustments for insurance claims related to lost profits during the floods that occurred in 2011.
(i)	Amounts represent add-backs and deductions from EBITDA, whether permitted and/or required under the indentures governing CEOC’s existing notes and the credit agreement governing CEOC’s senior secured credit facilities, included in arriving at LTM Adjusted EBITDA—Pro Forma but not separately identified. Such add-backs and deductions include litigation awards and settlements, severance and relocation costs, permit remediation costs, gains and losses from disposals of assets, costs incurred in connection with implementing the Company’s efficiency and cost-saving programs, CEOC’s insurance policy deductibles incurred as a result of catastrophic events such as floods and hurricanes, and non-cash equity in earnings of non-consolidated affiliates (net of distributions).
(j)	Amount represents adjustments of CEOC to reflect the impact of annualized run-rate cost savings and anticipated future cost savings to be realized from the Company’s announced Project Renewal and other profitability improvement programs.
(k)	Per CEOC’s senior secured credit facilities, EBITDA related to the discontinued operations of Harrah’s St. Louis is deducted from LTM Adjusted EBITDA—Pro Forma.

Capitalization

The following table sets forth as of June 30, 2012:

(1)	CEOC’s cash and cash equivalents and capitalization on an actual basis; and

(2)	CEOC’s cash and cash equivalents and capitalization on an as adjusted basis to give effect to the consummation of the Offering Transactions.

	As of June 30, 2012
	Actual	As adjusted for the Offering Transactions
	(in millions)
Cash and cash equivalents(1)	$657.7	$1,239.7

Debt:
Revolving credit facility(2)	$—	$—
Term loan(3)	6,181.3	6,031.3
First lien notes(4)	3,307.3	4,057.3
Second lien notes(5)	3,102.5	3,102.5
Linq/Octavius senior secured loan(6)	446.2	446.2
PHW Las Vegas senior secured loan(6)	427.8	427.8
Chester Downs senior secured notes(6)	330.0	330.0
Subsidiary guaranteed unsecured senior debt(7)	491.0	491.0
Unsecured senior notes(8)	1,594.4	1,594.4
Other(9)	564.4	564.4

Total debt, including current portion	16,444.9	17,044.9
Stockholder’s deficit	(1,833.6)	(1,833.6)

Total capitalization	$14,611.3	$15,211.3

(1)	Excludes restricted cash of $283.8 million and proceeds of $610.0 million less fees from the pending sale of Harrah’s St. Louis. See “Summary—Recent Developments—Harrah’s St. Louis Disposition.”
(2)	Upon the closing of the Acquisition, CEOC entered into the senior secured credit facilities, which included a $2,000.0 million revolving credit facility that was reduced to $1,080.2 million due to debt retirements and the conversion of a portion of the revolving credit facility to an extended term loan subsequent to the closing of the Acquisition. At June 30, 2012, $982.3 million of borrowing capacity was available under our revolving credit facility, with an additional $97.9 million committed to back letters of credit. As part of the Offering Transactions, we are offering lenders under our revolving credit facility the opportunity to convert their outstanding revolving credit facility commitments to term loans or to extend revolving credit facility commitments, which would in each case result in the further reduction in the size of the revolving credit facility. CEC guarantees this facility, and all of the material wholly owned domestic subsidiaries of CEOC, other than Planet Hollywood, Caesars Octavius and Caesars Linq, have pledged their assets to secure this facility.
(3)	Upon the closing of the Acquisition, CEOC entered into a seven-year $7,250.0 million term loan facility, all of which was drawn at the closing of the Acquisition. The outstanding borrowings under the term loan have been increased by an incremental term loan drawn in October 2009 and $543.6 million of revolver commitments converted to extended term loans. The outstanding borrowings have been reduced by payments made subsequent to the Acquisition. CEC guarantees this facility, and all of the material wholly owned domestic subsidiaries of CEOC, other than Planet Hollywood, Caesars Octavius and Caesars Linq, have pledged their assets to secure this facility. In connection with the Offering Transactions, term loans will be repaid with a portion of the net proceeds from this offering of the First Lien Notes. See “Use of Proceeds.” In addition, as part of the Offering Transactions, lenders under our revolving credit facility may convert their outstanding revolving credit facility commitments to term loans. The table above does not reflect any such conversions.
(4)	Consists of the book value of the $2,095.0 million aggregate principal amount of Existing 11.25% First Lien Notes and the $1,250.0 million aggregate principal amount of Existing 8.5% First Lien Notes, together with the face value of First Lien Notes offered hereby.
(5)	Consists of the book values of $750.0 million face value of 12.75% Second-Priority Notes due 2018, book values of $214.8 million face value of 10.0% Second-Priority Notes due 2015, book values of $847.6 million face value of 10.0% Second-Priority Notes due 2018 issued in connection with the exchange offers that were consummated on December 24, 2008, and book values of $3,705.5 million face value of 10.0% Second-Priority Notes due 2018 issued in connection with the exchange offers that were consummated on April 15, 2009. Such amounts are inclusive of amounts paid in fees in connection with such exchange offers. The aggregate face value of such notes is $5,517.9 million.
(6)	The Planet Hollywood Loan Agreement, the 9.25% Senior Secured Notes due 2020 of Chester Downs and the $450.0 million Octavius Linq Holding Co., LLC senior secured loan with an aggregate book value of $1,204.0 million as of June 30, 2012 are non-recourse to CEOC, CEC or any other subsidiaries of CEC.

(7)	Consists of $478.6 million of 10.75% Senior Notes due 2016 and $12.4 million of 10.75%/11.5% Senior PIK Toggle Notes due 2018. All of this indebtedness is guaranteed on a joint and several basis by CEC and all of the material wholly owned domestic subsidiaries of CEOC, other than Planet Hollywood, Caesars Octavius and Caesars Linq, that have pledged their assets to secure the senior secured credit facilities. Of these notes, $3.2 million face value of the outstanding 10.75%/11.5% Senior PIK Toggle Notes due 2018 are owned by another subsidiary of CEOC.
(8)	The “Actual” unsecured senior notes consist of the book values of the following notes: $125.2 million face value of 5.375% Senior Notes due 2013, $791.8 million face value of 5.625% Senior Notes due 2015, $538.8 million face value of 5.75% Senior Notes due 2017, $573.2 million face value of 6.5% Senior Notes due 2016, $0.6 million face value of 7% Senior Notes due 2013 and $0.2 million face value of Floating Rate Contingent Convertible Senior Notes due 2024, all of which are obligations of CEOC and guaranteed by Caesars. The aggregate face value of such notes is $2,029.8 million. Of these notes, $427.3 million face value of the outstanding 5.625% Senior Notes due 2015, $390.9 million face value of the outstanding 5.75% Senior Notes due 2017 and $324.5 million face value of the outstanding 6.5% Senior Notes due 2016 are owned by another subsidiary of CEOC.
(9)	Consists of the book values of $64.3 million of principal obligations to fund Clark County, Nevada, Special Improvement District bonds, $475.6 million due to CEC and $24.5 million of miscellaneous other indebtedness.

As of June 30, 2012, on a pro forma basis after giving effect to the Offering Transactions, CEOC had $20,064.0 million face value of outstanding indebtedness. This amount includes $1,145.9 million of notes that are held by HBC, all of which are deemed outstanding by CEOC but not by CEC. Assuming constant outstanding balances and interest rates, CEOC’s debt service obligation for the next 12 months is $1,792.1 million, which includes required interest payments of $1,753.2 million.

***

This filing includes “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they do not relate strictly to historical or current facts. These statements contain words such as “may,” “will,” “project,” “might,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “continue” or “pursue,” or the negative or other variations thereof or comparable terminology. In particular, they include statements relating to, among other things, future actions, new projects, strategies, future performance, the outcomes of contingencies and future financial results of Caesars. These forward-looking statements are based on current expectations and projections about future events. The proposed offering is subject to a number of conditions, and there can be no assurance whether such offering will be completed on the terms discussed above or at all.

Investors are cautioned that forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that cannot be predicted or quantified and, consequently, the actual performance of Caesars may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, factors described from time to time in the Company’s reports filed with the Securities and Exchange Commission (including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein).

Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. Caesars disclaims any obligation to update the forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this filing.